August 2010

Pricing Sheet No. 22 dated August 27, 2010 relating to
Preliminary Terms No. 22 dated July 28, 2010
Registration Statement No. 333-145845
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM

PRICING TERMS – AUGUST 27, 2010
Issuer:	Barclays Bank PLC
Maturity date:	August 29, 2012
Underlying shares:	iShares® MSCI Emerging Markets Index Fund (the “Fund”)
Aggregate principal amount:	$17,430,160
Payment at maturity per Buffered PLUS:	•	If the final share price is greater than the initial share price:
$10 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
	•	If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:
$10
	•	If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:
($10 x the share performance factor) + $1.00

This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS at maturity. Any payment on the Buffered PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	200%
Initial share price:	$39.86, which is the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Share closing price:	The closing price of the Fund as described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Valuation date:	August 24, 2012, subject to adjustment for certain market disruption events.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Maximum payment at maturity:	$13.06 per Buffered PLUS (130.60% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (See “Commissions and Issue Price” below)
Pricing date:	August 25, 2010
Original issue date:	August 30, 2010 (3 business days after the pricing date)
CUSIP:	06740L279
ISIN:	US06740L2795
Listing:	We do not intend to list the Buffered PLUS on any securities exchange.
Selected dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Buffered PLUS	$10.00	$0.225	$9.775
Total	$17,430,160	$392,178.60	$17,037,981.40

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $9.9250 per Buffered PLUS.

(2)	MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.225 for each Buffered PLUS they sell
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 22 dated July 28, 2010
Prospectus dated February 10, 2009 and
Prospectus Supplement dated March 1, 2010

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue-Attn. US InvSol Support, New York, NY 10019.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.